Exhibit 99
                                                                      ----------


                                [LOGO OF ORBCOMM]


           ORBCOMM REPORTS INCREASED REVENUES DRIVEN BY STRONG SERVICE
               REVENUES FOR THE FOURTH QUARTER AND FULL YEAR 2007

         o    Total Revenues Increased 14.8% Year Over Year
         o    Service Revenues Increased 53.2% for the Full Year over 2006
         o    Company's Full Year Subscriber Communicators grew 56% to Over
              351,000
         o Caterpillar Standardizes ORBCOMM on its Equipment Tracking and Management Systems in the Fourth Quarter


Fort Lee, NJ, March 11, 2008 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the fourth quarter and the full year ended December 31, 2007.

Revenues for the twelve months ended December 31, 2007 increased 14.8% to $28.2 million from $24.5 million in the comparable period of 2006. Service Revenues in 2007 increased 53.2% from 2006 to $17.7 million. Product Sales in 2007 decreased $2.5 million from 2006 to $10.4 million. Excluding revenues from the sales of Gateway Earth Stations (GESs) of $1.5 million and $0.2 million recognized in the fourth quarters of 2007 and 2006, respectively, full-year 2007 revenues increased 9.5%.

Revenues for the fourth quarter of 2007 were $8.7 million, an increase of 36.8% from $6.3 million in the fourth quarter of 2006, or an increase of 16.3% excluding $1.5 million and $0.2 million from the sales of GESs recognized in the fourth quarters of 2007 and 2006, respectively. Service Revenues in the fourth quarter of 2007 increased 47.2% from the comparable period of 2006 to $5.0 million, while Product Sales in the quarter increased $0.7 million year-over-year to $3.7 million. Excluding revenues from the sales of Gateway Earth Stations (GESs) of $1.5 million and $0.2 million recognized in the fourth quarters of 2007 and 2006, respectively, fourth quarter 2007 Product Sales revenues decreased 21.4%.

The Company reported net income of $1.1 million in the fourth quarter 2007 compared to a net loss of $4.0 million in the fourth quarter of 2006. For the full year 2007, ORBCOMM's net loss was reduced by 68.0% to $3.6 million from a net loss of $11.2 million for the comparable period in 2006.

"The evolution of the company's revenue mix is in line with our objectives," said Jerry Eisenberg, ORBCOMM's Chairman and Chief Executive Officer. "The growth of our Service Revenues are evidence of the progress we are making in executing our business strategy. As we grow our business, expand into new territories, sign more Value Added Resellers and continue to add billable subscribers, we expect our Service Revenues growth to be the key driver of Total Revenues."

"The standardization of ORBCOMM's service by OEMs provides a solid foundation for our long-term financial performance," said Marc Eisenberg, ORBCOMM's Chief Operating Officer and Chief Executive Officer designate. "The recently announced standardization by Caterpillar was a major milestone that contributed to our fourth quarter and will have an increasingly significant impact on financial performance going forward. The steadiness of our OEM business is well-complemented by the upside from our aftermarket sales."

"We made significant progress to improve our financial results in the fourth quarter of 2007," said Robert Costantini, ORBCOMM's Chief Financial Officer. "Our growth in Service Revenues and the sale of a GES contributed significantly to reporting net income of $1.1 million in the fourth quarter 2007, for the first positive net income in the Company's history."

Business Highlights

Selected recent business highlights include:

     o The Company continues to add to OEMs who have selected ORBCOMM as standard M2M communication service on their products, including, most recently, Caterpillar Equipment Tracking and Management Systems, which standardized ORBCOMM's communication system on its U.S. and Canadian machines, including most new core mining and industrial machines. Beginning with wheeled hydraulic excavators and articulated trucks, the remaining machines will be phased in throughout 2008.

     o In addition to new standardization by OEMs, other OEMs are expanding their standardization of ORBCOMM service to additional models and products. Komatsu, which has already made ORBCOMM service standard on its larger tier 3 equipment in the U.S. and many other territories around the world, has begun to standardize ORBCOMM service on smaller machines as the models change.

     o ORBCOMM expanded its geographical presence by adding licenses in the strategically important Central American countries of El Salvador, Guatemala and Panama. This expansion allows OEMs to enter into the new markets and the addition of new local VARs in these territories.

     o ORBCOMM adds to its global network of industry-leading VARs, including agreements with VARs in Australia, South America and the United States.

     o The Company continues to work towards the launch of its Coast Guard demonstration and Quick Launch satellites. ORBCOMM is now in the final stages of testing in preparation of the upcoming launch of the Coast Guard demonstration satellite and Quick Launch satellites in a single mission.

Financial Results and Highlights

Balance Sheet
-------------
Cash and Marketable Securities as of December 31, 2007 increased $14.6 million to $115.6 million from $101.0 million at December 31, 2006. This increase was attributable mainly to net proceeds of $31.0 million from ORBCOMM's secondary offering completed in May 2007, less the Company's investment in satellites and other fixed assets totaling $20.0 million for the full year 2007. In 2007, net cash provided by operating activities was $3.8 million, compared to net cash used in operating activities of $8.9 million in 2006.

Revenues
--------
Revenues for the fourth quarter of 2007 were $8.7 million, an increase of $2.3 million, or 36.8%, over the prior-year period. Service Revenues for the fourth quarter of 2007 were $5.0 million, an increase of 47.2% over the prior-year's fourth quarter. Product Sales were $3.7 million, a 24.7% increase over the comparable period in 2006 mainly due to the sale of a GES in the fourth quarter of 2007 of $1.5 million. Excluding the revenues from the sale of the GES, Product Sales for the fourth quarter were $2.2 million, a decrease of 21.4% over the comparable 2006 period.

Revenues for the full year 2007 were $28.2 million, an improvement of 14.8% over the same period last year. Service Revenues increased 53.2% to $17.7 million for the full year 2007 compared to the prior-year period and was mainly driven by an increase in billable subscriber communicators. Product Sales generated from the sale of subscriber communicators and peripheral equipment decreased 19.5% in 2007 to $10.4 million. The decrease reflects a significant order in 2006 from General Electric related to the Wal-Mart installation. Included in Product Sales are $1.5 million and $0.2 million for the sales of GESs recognized in 2007 and 2006, respectively. Excluding the revenues from the sales of the GESs, Product Sales in 2007 were $9.0 million, a decrease of 30.0% over the comparable 2006 period.

Billable Subscriber Communicators
---------------------------------
Billable subscriber communicators are defined as subscriber communicators that are shipped and activated for usage and billing at the request of the customer, without forecasting a timeframe for when individual units will be generating usage and billing. It now includes terrestrial as well as satellite units.

As of December 31, 2007, there were more than 351,000 billable subscriber communicators activated, compared to approximately 225,000 billable subscriber communicators as of December 31, 2006, an increase of 56%. Billable subscriber communicator net additions of approximately 34,000 units for the fourth quarter of 2007 represented an increase of 31% over the net additions of billable subscriber communicators in the fourth quarter of 2006.

Costs and Expenses
------------------
Costs and Expenses decreased 24.0%, or $2.7 million, to $8.6 million in the fourth quarter of 2007 compared to the same period in the prior year. Included in the fourth quarter of 2007 is $0.6 million of cost related to the sale of a GES. Costs and Expenses in the fourth quarter of 2007, excluding Cost of Product Sales, decreased 36.6%, or $3.2 million, over the fourth quarter of 2006, due to decreases in stock-based compensation of $2.8 million. Excluding the effect of stock-based compensation for the fourth quarters of 2007 and 2006, Costs and Expenses less Cost of Product

Sales decreased by $0.5 million year-over-year in the fourth quarter of 2007, the third consecutive quarter of decreases.

For the full year of 2007, Costs and Expenses decreased $1.5 million, or 4.0%, to $36.8 million, primarily due to lower Cost of Product Sales of $2.0 million, over the prior year period. Excluding the effect of stock-based compensation for the full year of 2007 and 2006, Costs and Expenses, less Cost of Product Sales, increased $23,000 or 0.1% in 2007 over the prior year period.

Net Income/Loss
---------------
Net income was $1.1 million for the fourth quarter of 2007, including stock-based compensation expense of $0.6 million, versus a net loss of $4.0 million in the prior-year period, including stock-based compensation expense of $3.4 million.

ORBCOMM's net income per common share (basic and diluted) was $0.03 for the three months ended December 31, 2007, and was a net loss per common share of $0.09 for the full year 2007.

EBITDA and Adjusted EBITDA
--------------------------
EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company's operations. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, less stock-based compensation expense (Adjusted EBITDA), is useful to investors to evaluate the Company's core operating results and financial performance, because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the Company's common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented among other financial tables at the end of this release.

EBITDA for the fourth quarter of 2007 was $0.7 million, compared to an EBITDA loss of $4.4 million in the fourth quarter of 2006. Our EBITDA loss for the full year of 2007 decreased 44.4% to a loss of $6.2 million, compared to a loss of $11.2 million for 2006.

Adjusted EBITDA for the fourth quarter of 2007 was $1.3 million, compared to an Adjusted EBITDA loss of $1.0 million in the fourth quarter of 2006. Our Adjusted EBITDA loss for the full year of 2007 improved 75.4% to a loss of $1.8 million, compared to a loss of $7.2 million for 2006.

2008 Guidance
-------------

For 2008, the Company expects net additions for billable subscriber communicators of between 170,000 and 190,000 units. This represents an increase of between 48% and 54% to the total subscriber communicator base. Net additions include over 80% satellite-only billable subscriber communicators.

For 2008, ORBCOMM expects Service Revenues to be between $22 million and $25 million. The Company believes that Service Revenues are the key metric for measuring its long-term growth and has determined it will provide Service Revenues instead of Total Revenues in its forward-looking guidance.

The Company expects Product Revenues to continue to decrease in 2008 due to third party modem manufacturers increasing their market share of ORBCOMM enabled modems, including new modems entering the market, as well as lower demand for ORBOMM's subsidiary's modems by a large VAR in the transportation sector. Strategically, ORBCOMM's subsidiary's initial modem manufacturing effort was a strong enabler to our early market penetration. The introduction of new modems by other manufacturers in the market reflects the increasing interest worldwide in ORBCOMM's valuable service. This trend supports the Company's business model, which is based on the growth of higher-margin Service Revenues over the long term.

ORBCOMM expects positive full-year Adjusted EBITDA for 2008, although it expects negative Adjusted EBITDA in the first portion of the year as a result of the timing of expenses.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business and address questions.

Domestic participants should dial 800-254-5933 at least ten minutes prior to the start of the call. International callers should dial 973-409-9255. The conference call identification number is 37024368. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company's web site at www.orbcomm.com, click on investor relations tab, then select "Presentations and Webcasts," to access the link to the call. To listen to a telephone replay of the conference call, please dial 800-642-1687 domestically or 706-645-9291 internationally and enter reservation identification number 37024368. The replay will be available from approximately 12:00 PM ET on Tuesday, March 11, 2008, through 11:59 PM ET on Monday, March 17, 2008.

Alternatively, to access the live webcast, please visit the Company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts." An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
------------------
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include General Electric, Caterpillar Inc., Volvo Group and Komatsu Ltd. among other industry leaders. By means of a global network of 29 low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The Company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
--------------------------
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; loss or decline in business from the Asset Intelligence division of General Electric Company ("GE"), value-added resellers, or VARs, and international value-added resellers, or IVARs; technological changes; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
--------
Investor Inquiries:                              Media Inquiries:
------------------                               ---------------
Robert Costantini                                Jennifer Lattif
Chief Financial Officer, ORBCOMM Inc.            The Abernathy MacGregor Group
703-433-6305                                     212-371-5999
Costantini.robert@orbcomm.com                    jcl@abmac.com


                                                           ORBCOMM Inc.
                                                   Consolidated Balance Sheets
                                                (in thousands, except share data)

                                                                                                        December 31,
                                                                                           ------------------------------------
                                                                                                 2007               2006
                                                                                           -----------------   ----------------

                                         ASSETS
Current assets:
     Cash and cash equivalents                                                                    $ 115,587           $ 62,139
     Marketable securities                                                                                -             38,850
     Accounts receivable, net of allowances for doubtful accounts of $388 and $297
       as of December 31, 2007 and December 31, 2006                                                  5,284              5,185
Inventories                                                                                           3,409              3,528
Advances to contract manufacturer                                                                       158                177
Prepaid expenses and other current assets                                                             1,078              1,354
                                                                                           -----------------   ----------------
     Total current assets                                                                           125,516            111,233
Long-term receivable                                                                                    542                372
Satellite network and other equipment, net                                                           49,704             29,131
Intangible assets, net                                                                                5,572              7,058
Deferred tax assets                                                                                     184                  -
Other assets                                                                                            305                299
                                                                                           -----------------   ----------------
     Total assets                                                                                 $ 181,823          $ 148,093
                                                                                           =================   ================

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                                               $ 4,373            $ 3,438
     Accrued liabilities                                                                              5,077              4,915
     Current portion of deferrd revenue                                                               2,338              2,083
                                                                                           -----------------   ----------------
     Total current liabilities                                                                       11,788             10,436
Note payable - related party                                                                          1,170                879
Deferred revenue, net of current portion                                                              7,832              8,066
Other liabilities                                                                                       184                  -
                                                                                           -----------------   ----------------
     Total liabilities                                                                               20,974             19,381
                                                                                           -----------------   ----------------

Commitments and contingencies

Stockholders' equity:
     Common stock, par value $0.001; 250,000,000 shares authorized; 41,658,066 and
     36,923,715 shares issued and outstanding as of December 31, 2007 and 2006                           42                 37
Additional paid-in capital                                                                          224,899            188,917
Accumulated other comprehensive loss                                                                   (656)              (395)
Accumulated deficit                                                                                 (63,436)           (59,847)
                                                                                           -----------------   ----------------
     Total stockholders' equity                                                                     160,849            128,712
                                                                                           -----------------   ----------------

     Total liabilities and stockholders' equity                                                   $ 181,823          $ 148,093
                                                                                           =================   ================



                                                           ORBCOMM Inc.
                                              Consolidated Statements of Operations
                                         (in thousands, except share and per share data)

                                                                                 Years ended December 31,
                                                                     ----------------------------------------------
                                                                         2007            2006             2005
                                                                     -------------   -------------    -------------
Revenues:
     Service revenues                                                    $ 17,717        $ 11,561          $ 7,804
     Product sales                                                         10,435          12,959            7,723
                                                                     -------------   -------------    -------------
        Total revenues                                                     28,152          24,520           15,527
                                                                     -------------   -------------    -------------

Cost and expenses (1):
     Costs of services                                                      7,990           8,714            6,223
     Costs of product sales                                                10,078          12,092            6,459
     Selling, general and administrative                                   17,687          15,731            9,344
     Product development                                                    1,060           1,814            1,341
                                                                     -------------   -------------    -------------
        Total costs and expenses                                           36,815          38,351           23,367
                                                                     -------------   -------------    -------------

Loss from operations                                                       (8,663)        (13,831)          (7,840)

Other income (expense):
     Interest income                                                        5,258           2,582               66
     Other income                                                              25             271                -
     Interest expense, including amortization of deferred debt
        issuance costs and debt discount of $31 in 2005                      (209)           (237)            (308)
     Loss on extinguishment of debt                                             -               -           (1,016)
                                                                     -------------   -------------    -------------
        Total other income (expense)                                        5,074           2,616           (1,258)
                                                                     -------------   -------------    -------------

Net loss                                                                 $ (3,589)      $ (11,215)        $ (9,098)
                                                                     =============   =============    =============

Net loss applicable to common shares                                     $ (3,589)      $ (29,646)       $ (14,248)
                                                                     =============   =============    =============

Net loss per common share:
     Basic and diluted                                                    $ (0.09)        $ (2.80)         $ (2.51)
                                                                     =============   =============    =============

Weighted average common shares outstanding:
     Basic and diluted                                                     39,706          10,601            5,683
                                                                     =============   =============    =============


(1) Stock-based compensation included in costs and expenses:
          Costs of services                                                 $ 383           $ 425              $ 7
          Costs of product sales                                              116              71                -
          Selling, general and administrative                               3,878           3,355              183
          Product development                                                  68              94               11
                                                                     -------------   -------------    -------------
                                                                          $ 4,445         $ 3,945            $ 201
                                                                     =============   =============    =============


                                                           ORBCOMM Inc.
                                             Consolidated Statements of Cash Flows
                                                          (in thousands)

                                                                                      Years ended December 31,
                                                                               ----------------------------------------
                                                                                  2007          2006           2005
                                                                               -----------   -----------    -----------
Cash flows from operating activities:
     Net loss                                                                   $  (3,589)    $ (11,215)     $  (9,098)
     Adjustments to reconcile net loss to net cash provided by (used in)
       operating activities:
       Change in allowance for doubtful accounts                                      119          (374)            82
       Inventory impairments                                                            -           361            115
       Depreciation and amortization                                                2,415         2,373          1,982
       Amortization of deferred debt issuance costs and debt discount                   -             -             31
       Accretion on note payable - related party                                      131           131             33
       Loss on extinguishment of debt                                                   -             -          1,016
       Stock-based compensation                                                     4,445         3,945            201
     Changes in operating assets and liabilities, net of acquisition:
       Accounts receivable                                                           (388)       (1,161)         1,014
       Inventories                                                                    119        (1,964)          (642)
       Advances to contract manufacturer                                               19           524          3,046
       Prepaid expenses and other current assets                                      270           (95)          (366)
       Accounts payable and accrued liabilities                                       207        (2,913)         2,902
       Deferred revenue                                                                21         1,522          3,325
                                                                               -----------   -----------    -----------
       Net cash provided by (used in) operating activities                          3,769        (8,866)         3,641
                                                                               -----------   -----------    -----------

Cash flows from investing activities:
     Capital expenditures                                                         (20,043)      (22,357)        (4,066)
     Purchases of marketable securities                                           (58,325)      (43,850)             -
     Sales of marketable securities                                                97,175         5,000              -
     Contingent purchase price payment made in connection with the acquisition
       of Satcom International Group plc.                                               -        (3,631)             -
     Acquisition of business, net of cash acquired                                      -             -             33
                                                                               -----------   -----------    -----------
       Net cash provided by (used in) investing activities                         18,807       (64,838)        (4,033)
                                                                               -----------   -----------    -----------

Cash flows from financing activities:
     Proceeds from issuance of common stock in connection with initial public offering, net of underwriters' discounts and commissions and
       offering costs of $11,447                                                        -        90,092              -
     Proceeds from issuance of common stock in connection with secondary public offering, net of underwriters' discounts and commissions and
       offering costs of $3,318                                                    31,010             -              -
     Proceeds from issuance of Series B preferred stock,
       net of issuance costs of $113 and $4,328                                         -         1,465         41,702
     Proceeds from issuance of 10% convertible bridge notes                             -             -         25,019
     Proceeds from exercise of warrants and options                                   572         1,558              -
     Payment made to holders of Series B preferred stock for consent to the automatic conversion into common stock in connection with the initial
       public offering                                                                  -       (10,111)             -
     Payment of Series A preferred stock dividends                                      -        (8,027)             -
     Payment of Series B preferred stock dividends                                      -        (7,467)             -
     Payment of offering costs in connection with initial public offering            (609)            -              -
     Payments for deferred financing costs                                              -             -         (1,047)
                                                                               -----------   -----------    -----------
       Net cash provided by financing activities                                   30,973        67,510         65,674
                                                                               -----------   -----------    -----------

Effect of exchange rate changes on cash and cash equivalents                         (101)         (330)            65
                                                                               -----------   -----------    -----------

Net increase (decrease) in cash and cash equivalents                               53,448        (6,524)        65,347

Cash and cash equivalents:
     Beginning of year                                                             62,139        68,663          3,316
                                                                               -----------   -----------    -----------

     End of year                                                                $ 115,587     $  62,139      $  68,663
                                                                               ===========   ===========    ===========

Supplemental cash flow disclosures:
     Interest paid                                                              $       -     $       -      $     187
                                                                               ===========   ===========    ===========

The following table reconciles our Net Income (Loss) to EBITDA and Adjusted EBITDA for the periods shown:



                                                    Three months ended                Twelve months ended
                                                       December 31,                       December 31,
------------------------------------------- ----------------- ----------------- ----------------- ---------------
                                                  2007              2006              2007             2006
------------------------------------------- ---------------------------------------------------------------------
                                                                       (in thousands)
Net income (loss)                                     $1,069          $(3,957)          $(3,589)       $(11,215)
Net interest (income) expense                          (988)             (898)           (5,049)         (2,345)
Provision for income taxes                                 -                 -                 -               -
Depreciation and amortization                            658               469             2,415           2,373
                                                    ---------         ---------         ---------     -----------
EBITDA                                                  $739          $(4,386)          $(6,223)       $(11,187)
Stock-based compensation                                 559             3,392             4,445           3,945
Adjusted EBITDA                                       $1,298            $(994)          $(1,778)        $(7,242)

===================================================================================================================
